Exhibit 10.5

Description of

the 2008-2010 Virgin Media Inc. Long Term Incentive Plan

On April 7, 2008, the compensation committee (the “Compensation Committee”) of the board of Virgin Media Inc. (the “Company”) approved the Company’s 2008-2010 long-term incentive plan (“2008 LTIP”), which includes the grant of stock options and restricted stock units to its executive officers and other key employees of the Company and its subsidiaries. The options and restricted stock units are each set at a level such that the fair value of the awards at the grant date is equal to 50% of the recipient’s annual base salary, giving a total fair value of 100% of base salary.

Stock options

The fair value of the options awarded under the 2008 LTIP is determined using the Black-Scholes valuation method, and the exercise price is equal to the stock price on the date of grant.  The options have a ten-year term and will vest, subject to continued employment, in twenty percent increments on each of January 1, 2009, 2010, 2011, 2012 and 2013, subject to accelerated vesting in the event of a change in control of the Company.

Restricted stock units

The fair value of the restricted stock units awarded under the 2008 LTIP is based on the market value of the Company’s common stock as of the date of grant. The restricted stock units will vest if (1) the Company meets certain performance criteria (see below) in respect of the period from January 1, 2008 through December 31, 2010 and (2) the award recipient remains continuously employed by the Company or any of its subsidiaries through the payment date, which will be not later than April 30, 2011.

The performance criteria for the restricted stock units are based on cumulative group simple cash flow in respect of the period from January 1, 2008 through December 31, 2010, being group operating profit before depreciation, amortization and other charges less fixed assets additions on an accrual basis. The performance criteria include minimum, on-target and maximum performance thresholds. Upon achievement of the minimum level of performance, 50% of the on-target number of restricted stock units will vest; upon achievement of the on-target level of performance, 100% of the on-target number of restricted stock units will vest; and upon achievement of the maximum level of performance, 200% of the on-target number of restricted stock units will vest.   Between these thresholds, vesting will be extrapolated on a linear basis.  If the performance is below the minimum threshold, all of the restricted stock units will lapse.

Equivalent payments may be made in cash rather than common stock at the Compensation Committee’s discretion. If the award recipient’s employment terminates prior to the payment date, the restricted stock units will be forfeited.  The vesting of the restricted stock units will not accelerate in the event of a change in control of the Company.

Awards under the 2008 LTIP

On April 14, 2008, options to purchase an aggregate of 4,613,645 shares of common stock, and an aggregate of 2,816,454 restricted stock units (based on the maximum threshold of 200% being achieved) were awarded to approximately 121 award recipients.  If the on-target threshold is achieved, 1,408,227 restricted stock units will vest.  The exercise price of the options is $12.51 per share, being the mid-market stock price (the average of the highest and lowest stock prices) on the grant date of April 14, 2008.  Additional awards under the 2008 LTIP may be made in the future, but these awards are not expected to be material (individually or in the aggregate).